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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K
                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): June 25, 2002

                              MEDIABUS NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

        Florida                     000-31489                   65-0832987
(State or other jurisdiction       (Commission                (IRS Employer
     of incorporation)             File Number)             Identification No.)

                   2900 Delk Road
                     Suite 700
                      PMB 113
                    Marietta, GA                            30067
         (Address of principle executive offices)         (Zip Code)

       Registrant's telephone number, including area code: (770) 977-0944

Form 8-K: Dated: June 25, 2002
MEDIABUS NETWORKS, INC.
Commission File # 000-31489

Item 2 - Acquisition or Disposition of Assets.

As reported in our last Quarterly Report on Form 10-QSB for the period ending March 31, 2002, on May 15, 2002 we determined it would be in the best interest of the shareholders to unwind the asset purchase with iDVDBox and return all the assets and assumed liabilities in exchange for the return to the Company of all the shares used in the acquisition. Additionally, Mr. Stephen Cavayero resigned as a member of the Board of Directors and Vice-President effective on May 1, 2002. Jerry Siah and Richard Cavayero also resigned their employment with the Company. This unwinding as left the Company with little or no assets.

We had hoped to continue to pursue the hotel market for interactive media distribution, but we have not been able to acquire the necessary funding for the project. As such we have had to lay off all employees of the Company and have scaled operations down to a minimum. We are now searching for a merger candidate and/or significant acquisition.

In our opinion, we do not have available funds to satisfy our working capital requirements. We need to raise additional capital immediately to conduct our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we may have to contemplated a plan of reorganization and/or liquidation in the event that we do not acquire financing.

We are not currently conducting any research and development activities, other than the search for a merger candidate. We do not anticipate conducting any other such activities in the next three months.

We do not anticipate that we will hire any employees in the next three to six months, unless we acquire financing. We believe our future success depends in large part upon the success in finding a qualified merger candidate.



Dated: June 25, 2002                 /s/ Kenneth O. Lipscomb
                                     KENNETH O. LIPSCOMB, President